Exhibit 10.22

November 30, 2023

Philip Roberts

Re:Immunome, Inc. Employment Offer

Dear Phil:

On behalf of Immunome, Inc. (the “Company”), I am pleased to offer you employment as Chief Technical Officer of the Company. The purpose of this letter agreement is to set forth the terms of the offer and your employment should you accept the offer. Certain capitalized terms are defined in Section 11 below.

1.Position; Duties.

(a)Your position will be as Chief Technical Officer of the Company, reporting to the Chief Executive Officer of the Company. You will render such services to the Company as are customary for your position as Chief Technical Officer, subject to the oversight and direction of the Chief Executive Officer. We anticipate that the start date of your employment will be December 12, 2023, although we may mutually agree to a different date subject to any existing contractual obligation to which you are subject (such date your employment with the Company actually commences, the “Commencement Date”).

(b)Your employment will initially be based at your home residence in San Diego, California, provided that during such time, you agree to travel to and work from the Company’s facilities in Bothell, Washington area for at least two weeks per calendar month, with travel between San Diego and Bothell to be reimbursed in accordance with the Company’s Business Travel Expense Policy then in effect. In addition, you agree that you will fully relocate to and work from the Company’s facilities in the Bothell, Washington area by no later than December 31, 2024 (the “Relocation Date”). You also recognize that your position may from time to time require travel on Company business.

(c)You will be a regular full-time employee of the Company and agree that, to the best of your ability and experience, you will at all times loyally and conscientiously perform all of the duties and obligations required of and from you consistent with your position and to the reasonable satisfaction of the Company. You further agree that you will devote substantially all your business time and attention to the business of the Company. You will not render business or professional services of any nature to any other person or organization, whether or not for compensation, without the prior written consent of the Chief Executive Officer in his sole discretion.

(d)You will be subject to and expected to abide by the Company’s policies and procedures, as these may be changed by the Company from time to time in its sole discretion, and this letter agreement is subject to those policies and procedures.

2.Base Salary. Your annual base salary will be $425,000, prorated for any partial calendar year of your employment. Your base salary will be paid in accordance with the Company’s standard payroll policies. Your base salary will be subject to periodic review at the sole discretion of the Board of Directors (the “Board”), which currently takes place in conjunction with the Company’s annual performance reviews.

3.Bonuses.

(a)Each calendar year during your employment, you will be eligible for a discretionary bonus targeted at 40% of your annual base salary, in effect at the end of the applicable year. For calendar year 2023, if applicable, you will be eligible for a prorated bonus based upon the fraction of the calendar year remaining from the Commencement Date. Bonus payments pursuant to this Section 3 are discretionary and will be based on achievement of Company and individual performance objectives, as determined by the Chief Executive Officer and the Board, in its sole discretion and in a manner consistent with the treatment of other similarly situated executive officers and any bonus policies in effect from time to time. If based on meeting the Company and individual performance objectives it is determined that you are eligible for a bonus pursuant to this Section 3, payment would be made in a single lump sum payment no later than March 15 of the calendar year immediately following the calendar year to which the bonus relates, as long as you remain continuously employed by the Company through the date of payment.

(b)If you join the Company, you will also be eligible to earn a one-time bonus of $200,000 less applicable withholdings (the “Sign-On Bonus”).  The Company will advance you the Sign-On Bonus, prior to its being earned, in two equal installments. The first installment (in the amount of $100,000) will be advanced to you within thirty (30) days after the Commencement Date, and the second installment (in the amount of $100,000) will be advanced to you on the next regularly scheduled payroll date following the date of your timely and completed relocation to the Bothell, Washington area as contemplated by Section 1(b) above, in either case, subject to your continued employment through each such date. You will earn the Sign-On Bonus if you complete relocation to the Bothell, Washington area by the Relocation Date and remain continuously employed with the Company through the one year anniversary of the Commencement Date. If you do not timely relocate to the Bothell, Washington area by the Relocation Date or your employment with the Company terminates for any reason prior to the one year anniversary of the Commencement Date, you agree to repay, within thirty (30) days of your last day of employment with the Company, the gross amount of the entire Sign-On Bonus paid to you by the Company in advance of becoming earned.

(c)Commencing as of April 1, 2024 until December 31, 2024, contingent upon your continued employment with the Company, you will be eligible to receive a monthly temporary housing reimbursement of up to $3,500 for your housing rental payments in the Bothell, Washington area (the “Housing Reimbursement”). The Housing Reimbursement will be paid, less standard payroll deductions and withholdings, in accordance with the Company’s expense reimbursement policies as in effect.

4.Stock Options.

(a)Subject to Board approval, you will be granted a stock option exercisable for up to 275,000 shares of Common Stock of the Company, pursuant to the Company’s Equity Incentive Plan. Vesting will be over four years, with a one-year cliff for 25% and the remaining 75% vesting in equal monthly installments over the next 36 months; provided, that you remain employed by the Company at the time of each such vesting event. The strike price of the stock option will be the fair market value per share on the date of grant.

(b)All stock options will be subject to the terms of the Equity Incentive Plan and a stock option agreement to be executed by you as a condition to the grant. The stock option agreement will provide that vesting is conditioned upon your continued employment with the Company at each applicable vesting date, subject to acceleration to the extent specified in Section 7.

(c)During each year of continued employment with the Company, the Company will review your eligibility for subsequent equity award grants pursuant to the Equity Incentive Plan, as determined in the discretion of, and subject to approval by, the Board.

5.Employee Benefits. You will be eligible for paid time off as generally applicable to other employees of similar status and service in accordance with the policies established by the Company from time to time (and the treatment of any accrued paid time off upon termination of employment will be governed by these policies). You will also be eligible to participate in the Company’s other employee benefit plans as they are generally made available to other employees of similar status and service including all necessary business insurance coverages to the extent available on commercially reasonable terms. All paid time off, insurance, retirement and other benefits are subject to the terms and conditions of the applicable plan or policy, and the Company reserves the right to change, alter or terminate at any time any plan, policy, benefit or coverage, in whole or in part, in its sole discretion.

6.Employee Covenants. As a condition of employment, you will be required to sign on or before the Commencement Date, without changing, the Company’s form of Employee Confidential Information, Inventions, Non-Solicitation and Non-Competition Agreement (the “Confidential Disclosure Agreement”). By accepting the offer set forth in this letter agreement, you agree that you will not bring with you to the Company, or use in any way during your employment with the Company, any confidential information, trade secrets or proprietary materials or processes of any former employer, entity or individual for which you have performed services. You further confirm that by accepting the offer set forth in this letter agreement and performing your job duties with the Company, you will not breach any contract, agreement or other instrument to which you are a party or are bound.

7.At-Will Employment; Employment Termination Benefits.

(a)This letter agreement does not create a contract or promise of employment for a definite period of time. Therefore, your employment will be on an “at-will” basis, meaning it may be terminated by either the Company or you at any time, with or without cause and with or without prior notice. We do require, however, that you give 30 days’ notice if you decide to terminate your employment with the Company (although the Company can elect in its sole discretion for your employment to terminate before the expiration of this 30-day period if you give such notice, and this election by the Company shall not constitute a termination without Cause for purposes of this letter agreement); you also may not resign for Good Reason if the Company has already informed you that your employment is being terminated (without limitation of any other limitations on Good Reason termination in this letter agreement). Additionally, your employment will terminate automatically upon your death or Disability. Upon termination of your employment for any reason, you will automatically be deemed to have resigned from all positions that you hold as an officer or member of the Board (or any committee thereof) of the Company or any of its affiliates and in any event you will at the Company’s request execute a resignation letter to document this letter agreement. Other than as set forth in Sections 7(b) and 7(c) (if applicable), upon termination of your employment with the Company, you will not be entitled to any payments or benefits from the Company other than (i) payment of your base salary earned for services rendered through the date of termination, (ii) any unpaid expense reimbursement owed to you in accordance with the Company’s policies, and (iii) any amount earned, accrued and arising from your participation in, or benefits accrued under, any Company employee benefit plan or policy, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans and policies.

(b)In the event that you become an employee of the Company pursuant to this letter agreement and your employment thereafter is terminated by the Company without Cause (other than in the circumstances specified in Section 7(c)) or by you upon a resignation for Good Reason, provided such termination or resignation constitutes a Separation from Service (as defined under Treasury Regulation

Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), then subject to your satisfaction of the conditions in Section 7(d) below, the Company will provide you with the following severance benefits (the “Severance Benefits”):

(i)

cash severance in an amount equal to twelve (12) months of your then-current monthly base salary as of the Separation from Service date, less applicable deductions and withholdings, to be paid periodically in accordance with the Company’s normal payroll practices;

(ii)

a payment equal to the product of (a) your annual discretionary bonus determined based on achievement of corporate and/or individual objectives for the calendar year in which such Separation from Service occurs (less applicable deductions and withholdings) and (b) a fraction, the numerator of which is the number of days you were employed by the Company during the year in which the Separation from Service occurs and the denominator of which is the number of days in such year, to be paid in a lump sum on the first regularly-scheduled payroll date following the sixtieth (60th) day after your Separation from Service;;

(iii)

provided that you are eligible for and timely elect continued group health plan coverage under COBRA following the Separation from Service date, the Company will pay the COBRA group health insurance premiums for you and your eligible dependents directly to the insurer until the earliest of (x) twelve (12) months following the Separation from Service date (the “COBRA Payment Period”), (y) the expiration of your eligibility for continuation coverage under COBRA, or (z) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment. Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that it cannot pay the COBRA premiums without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then in lieu of providing the COBRA premiums, the Company will instead pay you on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings (such amount, the “Special Severance Payment”), which payments shall continue until the earlier of expiration of the COBRA Payment Period or the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment. On the first payroll date following the effectiveness of the Separation Agreement (as defined below), the Company will make the first payment to the insurer under this clause (and, in the case of the Special Severance Payment, such payment will be to you, in a lump sum) equal to the aggregate amount of payments that the Company would have paid through such date had such payments instead commenced on the Separation from Service date, with the balance of the payments paid thereafter on the schedule described above.  If you become eligible for coverage under another employer’s group health plan, you must immediately notify the Company of such event, and all payments and obligations under this subsection shall cease.

(c)In the event that you become an employee of the Company pursuant to this letter agreement and (i) a Change in Control occurs and (ii) within 30 days prior to, at the time of, or within 12 months after the date of, the Change in Control your employment is terminated without Cause by the Company or the acquiring company or you resign for Good Reason then, provided such termination or resignation constitutes a Separation from Service and subject to your satisfaction of the conditions in Section 7(d), then you will be entitled to the benefits set forth in Sections 7(b)(i) and 7(b)(iii) above, plus the following Change in Control severance benefits (the “Change in Control Severance Benefits”):

(i) you will receive a payment equal to the annual discretionary bonus that you would have been entitled to receive if corporate and/or individual objectives were fully achieved for the calendar year in which such termination occurs, less applicable deductions and withholdings, to be paid in a lump sum on the first regularly-scheduled payroll date following the sixtieth (60th) day after your Separation from Service; and

(ii)the Company will accelerate the vesting of any then-unvested shares subject to any equity awards on the Separation from Service date, such that 100% of such shares shall be deemed immediately vested and exercisable as of your Separation from Service date.

(d)You will not be eligible to receive the payments and other benefits specified in Section 7(b) or Section 7(c), as applicable, unless you (i) have returned all Company property in your possession; and (ii) have executed (and, if applicable, not revoked) a separation agreement, including a general release of all claims that you may have against the Company or persons affiliated with the Company, in the Company’s standard form (the “Separation Agreement”). Any such payments would, subject to the foregoing, commence within 60 days after the date of your separation, provided you have timely executed and returned the Separation Agreement and, if a revocation period is applicable, you have not revoked the Separation Agreement; once the payments commence, they will include any unpaid amounts accrued from the termination date. In addition, and notwithstanding any other provision of this Section 7, the continuation of each of the payments and other benefits pursuant to Section 7(b) or Section 7(c), as applicable, is further conditioned on: (i) the Company being financially solvent at the time that each such payment becomes due, and the Company not being rendered insolvent by virtue of making any such payment; and (ii) your continued compliance with your post- termination obligations, including those under the Confidential Disclosure Agreement, (and, if you do not so comply, (A) the Company shall no longer be obligated to make any payments or provide any other benefits pursuant to Section 7(b) or Section 7(c), as applicable, and (B) you will be required immediately to reimburse any and all payments and benefits made by the Company pursuant to either such Section, in addition to any other remedies available to the Company). For purposes of this letter agreement, the Company shall be considered solvent if it is able to pay its debts as they become due.

8.Parachute Provisions.

(a)If any payment or benefit you will or may receive from the Company or otherwise (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this Section, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment provided pursuant to this letter agreement (a “Payment”) shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax, or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)). after taking into account all applicable federal, state, and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for you. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).

(b)Notwithstanding any provision of this Section 8 to the contrary, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A (defined below) that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for you as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without Cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.

(c)Unless you and the Company agree on an alternative accounting firm or law firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the Change in Control transaction shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity, or group effecting the Change in Control transaction, the Company shall appoint a nationally-recognized accounting or law firm to make the determinations required by this Section 8. The Company shall bear all expenses with respect to the determinations by such accounting or law firm required to be made hereunder. The Company shall use commercially reasonable efforts to cause the accounting or law firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to you and the Company within 15 calendar days after the date on which your right to a 280G Payment becomes reasonably likely to occur (if requested at that time by you or the Company) or such other time as requested by you or the Company.

(d)If you receive a Payment for which the Reduced Amount was determined pursuant to clause (x) of Section 8(a) and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, you agree to promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of Section 8(a)) so that no portion of the remaining Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) of Section 8(a), you shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.

9.Section 409A. This Section is intended to help ensure that compensation paid or delivered to you pursuant to this letter agreement either is paid in compliance with, or is exempt from, Section 409A of the Internal Revenue Code of 1986, as amended and the rules and regulations promulgated thereunder (collectively, “Section 409A”):

(a)Any taxable reimbursement of business or other expenses, or any provision of taxable in-kind benefits to you, as specified under this letter agreement, shall be subject to the following conditions: (i) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year; (ii) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit. Any reimbursement of taxes, as specified under this letter agreement, shall be paid in any event not later than the end of your taxable year next following the taxable year in which you remit the applicable taxes to the appropriate taxing authority.

(b)The payment of any amounts otherwise payable to you on account of termination of employment under this letter agreement that constitute deferred compensation within the meaning of Section 409A and that are subject (among other conditions, if any) to a release of claims may be delayed at the discretion of the Company for up to 90 days following your termination of employment (without regard to when your release is delivered and becomes irrevocable (an “Effective Release”) if reasonably determined by the Company to be necessary to avoid penalties under Section 409A). Regardless of any payment, however, all such amounts remain conditioned on an Effective Release such that if you fail to deliver (or revoke) your release you will forfeit and must immediately return such amounts on the Company’s demand.

(c)If you are deemed on the date of termination of your employment to be a “specified employee”, within the meaning of that term under Section 409A(a)(2)(B) of the Code and using the identification methodology selected by the Company from time to time, or if none, the default methodology, then: (x) with regard to any payment, the providing of any benefit or any distribution of equity upon your separation from service that constitutes “deferred compensation” subject to Section 409A, such payment, benefit or distribution shall not be made or provided prior to the earlier of the expiration of the six-month period measured from the date of your separation from service or (II) the date of your death; and (y) on the first day of the seventh month following the date of your separation from service or, if earlier, on the date of your death, all payments delayed pursuant to this Section 9(c) (whether they would otherwise have been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to you in a lump sum, and any remaining payments and benefits due under this letter agreement shall be paid or provided in accordance with the normal dates specified from them herein.

(d)In applying Section 409A to compensation paid pursuant to this letter agreement, any right to a series of installment payments under this letter agreement shall be treated as a right to a series of separate payments.

10.Additional Agreements.

(a)During the term of your employment and thereafter, you shall reasonably cooperate with the Company in any internal investigation or administrative, regulatory or judicial proceeding as reasonably requested by the Company (including, without limitation, your being reasonably available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s reasonable request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into your possession, all at times and on schedules that are reasonably consistent with your other permitted activities and commitments) at reasonable times.

(b)All compensation and other payments to you under this letter agreement or otherwise related to your employment are subject to applicable required tax withholding and deductions.

(c)This offer expires at 12:00 p.m. Pacific Time on December 4, 2023, if not accepted by then. Notwithstanding anything to the contrary set forth herein, the Company may terminate this offer at any time prior to the Commencement Date.

(d)Your employment by the Company will be subject to successful completion of a pre-employment background check, reference checks and documentation of eligibility to work in the United States, to be completed no later than three business days following the Commencement Date.

(e)This letter agreement, including the Confidential Disclosure Agreement and your stock option agreement, constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company relating to the subject matter herein.

(f)The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company and the termination of such employment or other relationship (the “Disputes”) will be governed by the laws of the state or district in which you last primarily worked for the Company without regard to any conflict of laws principles that would require the application of the laws of a different jurisdiction. You expressly consent to the personal jurisdiction and venue of the state and federal courts located in the state or district in which you last primarily worked for the Company and the state or district in which the Company’s headquarters is located for any lawsuit filed there against you by the Company in connection with any Dispute or any claim related to any Dispute.

(g)To aid the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, and in exchange for the mutual promises contained in this offer letter, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this letter agreement, your employment with the Company, or the termination of your employment, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration conducted by JAMS, Inc. (“JAMS”) or its successor, under JAMS’ then applicable rules and procedures appropriate to the relief being sought (available upon request and also currently available at the following web address: (i) https://www.jamsadr.com/rules-employment-arbitration/) and (ii) https://www.jamsadr.com/rules-comprehensive-arbitration/) at a location closest to where you last worked for the Company or another mutually agreeable location. Notwithstanding the foregoing, if JAMS is unavailable due to location or otherwise, or if the parties mutually agree, then the arbitration shall be conducted by the American Arbitration Association (“AAA”) or its successor, under AAA’s then applicable rules and procedures appropriate to the relief being sought (available upon request and also currently available at the following web address: https://www.adr.org/sites/default/files/EmploymentRules-Web.pdf), at a location closest to where you last worked for the Company or another  mutually agreeable location. You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge.  The Federal Arbitration Act, 9 U.S.C. § 1 et seq., will, to the fullest extent permitted by law, govern the interpretation and enforcement of this arbitration agreement and any arbitration proceedings. This provision shall not be mandatory for any claim or cause of action to the extent applicable law prohibits subjecting such claim or cause of action to mandatory arbitration and such applicable law is not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded Claims”), such as non-individual claims that cannot be waived under applicable law, claims or causes of action alleging sexual harassment or a nonconsensual sexual act or sexual contact, or unemployment or workers’ compensation claims brought before the applicable state governmental agency. In the event you or the Company intend to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be filed with a court, while any other claims will remain subject to mandatory arbitration. You acknowledge and agree that proceedings of any non-individual claim(s) under the California Private Attorneys General Act (“PAGA”) that may be brought in court shall be stayed for the duration and pending a final resolution of the arbitration of any individual or individual PAGA claim. Nothing herein prevents you from filing and pursuing proceedings before a federal or state governmental agency, although if you choose to pursue a claim following the exhaustion of any applicable administrative remedies, that claim would be subject to this provision. In addition, with the exception of Excluded Claims arising out of 9 U.S.C. § 401 et seq., all claims, disputes, or causes of action under this Section, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class, representative, or collective proceeding, nor joined or consolidated with the claims of any other person or entity. You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive all rights to have any dispute be brought, heard, administered, resolved, or arbitrated on a class, representative, or collective action basis. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. If a court finds, by means of a final decision, not subject to any further appeal or recourse, that the preceding sentences regarding class, representative, or collective claims or proceedings violate applicable law or are otherwise found unenforceable as to a particular claim or request for relief, the parties agree that any such claim(s) or request(s) for relief be severed from the arbitration and may proceed in a court of law rather than by arbitration. All other claims or requests for relief shall be arbitrated. You will have the right to be represented by legal counsel at any arbitration proceeding. Questions of whether a claim is subject to arbitration and procedural questions which grow out of the dispute and bear on the final disposition are matters for the arbitrator to decide, provided however, that if required by applicable law, a court and not the arbitrator may determine the enforceability of this paragraph with respect to Excluded Claims. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator shall be authorized to award all relief that you or the Company would be entitled to seek in a court of law. You and the Company shall equally share all  arbitration administrative fees, or such fees shall be paid in such other manner to the extent required by, and in accordance with, applicable law or rules to effectuate your and the Company’s agreement to arbitrate.  To the extent the arbitration service does not collect or you otherwise do not pay an equal share of all arbitration administrative fees, and the Company pays your share, you acknowledge and agree that the Company shall be entitled to recover from you in a federal or state court of competent jurisdiction half of the arbitration fees invoiced to the parties (less any amounts you paid to the arbitration service). Each party is responsible for its own attorneys’ fees, except as may be expressly set forth in your Confidential Disclosure Agreement or as otherwise provided under applicable law. Nothing in this letter agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

11.Defined Terms. For purposes of this letter agreement:

(a)“Cause” shall mean your: (1) breach of a material term of this offer letter agreement, the Confidential Disclosure Agreement, or any other agreement with the Company; (2) commission of an act of theft intended to result in your substantial personal enrichment or of fraud, embezzlement, or material dishonesty; (3) willful engagement in conduct that causes, or is likely to cause, material damage to the property or reputation of the Company unless taken in a good faith belief that such conduct was in the best interests of the Company; (4) failure to perform the material duties of your position (other than by reason of Disability) after receipt of written notice from the Company (it being acknowledged that a failure to meet performance criteria is not a failure to perform duties); (5) conviction for, or plea of nolo contendere to, a felony or any crime of moral turpitude; or (6) material failure to comply with the Company’s code of conduct or employment policies provided that a copy of the code of conduct or applicable policy previously was made available to you. With regard to any event constituting Cause pursuant to clauses (1), (3), (4) or (6), you shall have a period of fifteen (15) days after receiving written notice from the Company of such event in which you may correct such event if it is reasonably subject to cure (“Cure Period”). Cause shall not exist for purposes of this offer letter agreement unless the Company determines that: (i) the event constituting Cause is not subject to cure or (ii) after the Cure Period, you have failed to cure the event constituting Cause.

(b)“Change in Control” has the meaning set forth in the Equity Incentive Plan.

(c)“Disability” means (i) a condition that entitles you to receive long-term disability benefits under Company’s long-term disability plan, or (ii) if there is no such plan, your inability, due to physical or mental incapacity, to perform your duties and responsibilities under this letter agreement for a total of 90 days out of any 365-day period or for 60 consecutive days.

(d)“Equity Incentive Plan” means the Company’s 2020 Equity Incentive Plan, as amended on October 27, 2023, and hereafter from time to time, or any future equity incentive plan adopted by the Board and then in effect.

(e)“Good Reason” means the occurrence of one or more of the following without your consent, other than on account of your Disability: (1) a material diminution by the Company of your title, authority, duties or responsibilities or a requirement that you report to somebody other than the Chief Executive Officer; (2) a relocation of your principal place of business to a place that increases your one-way commute by more than fifty (50) miles as compared to your then-current principal place of employment immediately prior to such relocation (excluding for the avoidance of doubt, any travel for business in the course of performing your duties for the Company; (3) a material diminution in your base salary, except for a one-time decrease of not more than ten percent (10%) that is part of a broad-based diminution of base salary applicable to similarly situated employees of the Company; or (4) any action or inaction that constitutes a material breach by the Company of this letter agreement. In order to resign for Good Reason, you must provide written notice to the Company within thirty (30) days after the first occurrence of the event giving rise to Good Reason setting forth the basis for your resignation for Good Reason, allow the Company at least thirty (30) days from receipt of such written notice to cure such event, and if such event is not reasonably cured within such period, you must resign from all positions then held by you with the Company not later than ninety (90) days after the expiration of the cure period.

12.Assignment. The Company may assign this letter agreement to any person or entity, including, but not limited to, any successor, parent, subsidiary or affiliated entity of the Company. The Company also may assign this letter agreement in connection with any sale, reorganization, consolidation, or merger (whether of stock or assets or otherwise) of the Company or the business of the Company. You expressly consent to the assignment of the restrictions and requirements set forth in the Confidential Disclosure Agreement to any new owner of the Company’s business or purchaser of the Company. You may not assign, pledge, or encumber your interest in this letter agreement, or any part hereof, without the prior written consent of the Company, and any attempt do so without such consent is null and void. Subject to the foregoing, this letter agreement shall inure to the benefit of and be binding upon you and the Company, and each of its respective successors, executors, administrators, heirs and permitted assigns.

13.Counterparts. This letter agreement may be executed in one or more counterparts, both of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each party and delivered to the other party. Any executed counterpart of this letter agreement may be delivered by facsimile or electronic transmission with the same effect as if delivered personally.

(Signature page follows.)

To indicate your acceptance of this letter agreement, please sign and date this letter agreement in the spaces provided below. Again, let me indicate how pleased we all are to extend this offer and how much we look forward to working with you.

Sincerely,

IMMUNOME, INC.

		By:	/s/ Clay Siegall
Clay Siegall, Ph.D.
Chief Executive Officer

Accepted and agreed:

/s/ Philip Roberts
Philip Roberts

Date:	12/1/2023